Exhibit 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

ROI LAND INVESTMENTS LTD.

Pursuant to Sections 78.385, 78.390 and 78.403 of the Nevada Revised Statutes

ROI Land Investments Ltd., a Nevada corporation (the "Corporation"), hereby certifies as follows:

A.	The date of the filing of the Corporation's original Articles of Incorporation, which were filed under its prior name of "Conex MD Inc." is December 13, 2007, and they were amended on September 17, 2013.
B.	Pursuant to Sections 78.385, 78.390 and 78.403 of the Nevada Revised Statutes ("NRS"), these Amended and Restated Articles of Incorporation restates and amends the provisions of the Corporation's Articles of Incorporation, as amended.
C.	These Amended and Restated Articles of Incorporation have been duly approved by the Board of Directors of the Corporation.
D.	These Amended and Restated Articles of Incorporation have been duly approved by the stockholders of the Corporation in accordance with Section 78.390 of the NRS.
E.	These Amended and Restated Articles of Incorporation shall be effective immediately upon its filing with the Nevada Secretary of State.
F.	Therefore, the Corporation's Articles of Incorporation, as amended, are hereby further amended and restated to read as follows:

1. ARTICLE Name of Corporation	ROI Land Investments Ltd.

2. ARTICLE Resident Agent:	EastBiz.com, Inc.
5348 Vegas Drive
Las Vegas, Nevada 89108

3. ARTICLE Shares:	250,000,000 shares of capital stock authorized, comprised of:

50,000,000 Preferred Stock, $0.0001 Par Value
160,000,000 Series A Common Stock, $0.0001 Par Value 40,000,000 Series B Common Stock, $0.0001 Par Value

The rights, privileges and features of the series of Common Stock shall be identical in every respect, except that the Series A Common Stock shall be entitled to vote on any matter for which common stock may vote under Nevada law and these Articles; whereas Series B Common Stock shall have no voting rights.

The Preferred Stock may be divided into and issued in series. The Board of Directors of the Corporation is authorized to divide the authorized shares of Preferred Stock into one or more series, each of which shall be so designated as to distinguish the shares thereof from the shares of all other series and classes. The Board of Directors of the Corporation is authorized, within any limitations prescribed by law and this Article, to fix and determine the designations, rights, qualifications, preferences, limitations and terms of the shares of any series of Preferred Stock including but not limited to the following:

(a) The rate of dividend, the time of payment of dividends, whether dividends are cumulative, and the date from which any dividends shall accrue;

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(b) Whether shares may be redeemed, and, if so, the redemption price and the terms and conditions of redemption;

(c) The amount payable upon shares in the event of voluntary or involuntary liquidation;

(d) Sinking fund or other provisions, if any, for the redemption or purchase of shares;

(e) The terms and conditions on which shares may be converted, if the shares of any series are issued with the privilege of conversion;

(f) Such voting powers, if any, as the Board of Directors of the Corporation, in its sole discretion, shall decide; and

(g) Subject to the foregoing, such other terms, qualifications, privileges, limitations, options, restrictions, and special or relative rights and preferences, if any, of shares or such series as the Board of Directors of the Corporation may, at the time so acting, lawfully fix and determine under the laws of the State of Nevada.

The Corporation shall not declare, pay or set apart for payment any dividend or other distribution (unless payable solely in shares of Common Stock or other class of stock junior to the Preferred Stock as to dividends or upon liquidation) in respect of Common Stock, or other class of stock junior to the Preferred Stock, nor shall it redeem, purchase or otherwise acquire for consideration shares of any of the foregoing, unless dividends, if any, payable to holders of Preferred Stock for the current period (and in the case of cumulative dividends, if any, payable to holders of Preferred Stock for the current period and in the case of cumulative dividends, if any, for all past periods) have been paid, are being paid or have been set aside for payment, in accordance with the terms of the Preferred Stock, as fixed by the Board of Directors.

In the event of the liquidation of the Corporation, holders of Preferred Stock shall be entitled to receive, before any payment or distribution on the Common Stock or any other class of stock junior to the Preferred Stock upon liquidation, a distribution per share in the amount of the liquidation preference, if any, fixed or determined in accordance with the terms of such Preferred Stock plus, if so provided in such terms, an amount per share equal to accumulated and unpaid dividends in respect of such Preferred Stock (whether or not earned or declared) to the date of such distribution. Neither the sale, lease or exchange of all or substantially all of the property and assets of the Corporation, nor any consolidation or merger of the Corporation, shall be deemed to be a liquidation for the purposes of this Article.

ARTICLE 4. Board of Directors

(a) Number of Directors. The number of the directors constituting the entire Board will be not less than one (1) nor more than fifteen (15) as fixed from time to time by vote of the majority of the entire Board, provided, however, that the number of directors will not be reduced so as to shorten the term of any director at the time in office.

(b) Vacancies. Any vacancies in the Board of Directors for any reason, and any directorships resulting from any increase in the number of directors, may be filled by the Board of Directors, acting by a majority of the directors then in office, although less than a quorum, and any directors so chosen will hold office during the remainder of the term of office of the resigning director.

ARTICLE 5. Acquisition of Controlling Interest

The Corporation elects not to be governed by NRS 78.378 to 78.3793, inclusive.

ARTICLE 6. Combinations with Interest Stockholders

The Corporation elects not to be governed by NRS 78.411 to 78.444, inclusive.

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ARTICLE 7. Liability

To the fullest extent permitted by NRS 78, a director or officer of the Corporation will not be personally liable to the Corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, provided that this article will not eliminate or limit the liability of a director or officer for:

(a) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law; or

(b) the payment of distributions in violation of NRS 78.300, as amended.

Any amendment or repeal of this Section will not adversely affect any right or protection of a director of the Corporation existing immediately prior to such amendment or repeal.

ARTICLE 8. Indemnification

(a) Right to Indemnification. The Corporation will indemnify to the fullest extent permitted by law any person (the "Indemnitee") made or threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (whether or not by or in the right of the Corporation) by reason of the fact that he or she is or was a director of the Corporation or is or was serving as a director, officer, employee or agent of another entity at the request of the Corporation or any predecessor of the Corporation) against judgments, fines, penalties, excise taxes, amounts paid in settlement and costs, charges and expenses (including attorneys' fees and disbursements) that he or she incurs in connection with such action or proceeding.

(b) Inurement. The right to indemnification will inure whether or not the claim asserted is based on matters that predate the adoption of this Article 8, will continue as to an Indemnitee who has ceased to hold the position by virtue of which he or she was entitled to indemnification, and will inure to the benefit of his or her heirs and personal representatives.

(c) Non-exclusivity of Rights. The right to indemnification and to the advancement of expenses conferred by this Article 8 are not exclusive of any other rights that an Indemnitee may have or may acquire under any statute, bylaw, agreement, vote of stockholders or disinterested directors, these Articles of Incorporation or otherwise.

(d) Other Sources. The Corporation's obligation, if any, to indemnify or to advance expenses to any Indemnitee who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or other entity will be reduced by any amount such Indemnitee may collect as indemnification or advancement of expenses from such other entity.

(e) Advancement of Expenses. The Corporation will, from time to time, reimburse or advance to any Indemnitee the funds necessary for payment of expenses, including attorneys' fees and disbursements, incurred in connection with defending any proceeding for which he or she is indemnified by the Corporation, in advance of the final disposition of such proceeding; provided that the Corporation has received the undertaking of such director or officer to repay any such amount so advanced if it is ultimately determined by a final and unappealable judicial decision that the director or officer is not entitled to be indemnified for such expenses.

ARTICLE 9. Objects.

The nature of the business of the Corporation and the objects or the purposes to be transacted, promoted, or carried on by it are to engage in any lawful activity.

ARTICLE 10. By-Law Amendments. The Board of Directors may adopt, alter, amend or repeal the By-Laws in a meeting called for that purpose (or a unanimous consent in lieu thereof). The stockholders also may adopt, alter, amend or repeal the By-Laws in a meeting called for that purpose.

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ARTICLE 11. Certificate of Acceptance of Appointment of Registered Agent:

I hereby accept appointment as Resident Agent for the above-named corporation:

/s/ Sherry Williams-Lamb	Date: December 12, 2007
Authorized Signature on behalf of Registered Agent Company

IN WITNESS WHEREOF, these Amended and Restated Articles of Incorporation have been executed by a duly authorized officer of this corporation on this 11th day of November, 2015.

IN WITNESS WHEREOF, these Amended and Restated Articles of Incorporation have been executed by a duly authorized officer of this corporation on this 11th day of November, 2015.

ROI LAND INVESTMENTS LTD.

By: /s/ Philippe Germain
Philippe Germain, President

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